Exhibit 99.1

FOR IMMEDIATE RELEASE May 12, 2025

Darling Ingredients and Tessenderlo Group Agree to Form New Company to Accelerate Growth in Attractive Collagen-Based Health, Wellness and Nutrition Sector

•	Creates ~$1.5 billion revenue company in fast-growing collagen-based health, nutrition and food sectors

•	85% owned and consolidated by Darling Ingredients

•	Non-cash transaction, combining assets, capabilities

•	Strengthens foundation around serving food and pharma customers

•	Provides a platform for accelerated product development and growth

•	Creates an opportunity to unlock significant shareholder value

IRVING, Texas – Darling Ingredients Inc. (NYSE: DAR) today announced the signing of a non-binding term sheet with Tessenderlo Group (XBRU: TESB) to combine the collagen and gelatin segments of their companies into a new company called Nextida™, requiring no cash or initial investment from either party. This strategic partnership aims to create a top-tier, collagen-based health, wellness and nutrition products company positioned to capitalize on global collagen growth. The transaction is subject to negotiation and execution of definitive documentation by the parties.

Pending regulatory approvals, Nextida will operate as a joint venture, with Darling Ingredients holding a majority, 85% ownership stake and Tessenderlo Group holding the remaining 15%. Nextida will combine Darling Ingredients’ collagen and gelatin business, branded as Rousselot, with Tessenderlo Group’s PB Leiner business. The combination will result in a new company, initially with expected annual revenue of approximately $1.5 billion, and total gelatin and collagen capacity of about 200,000 metric tons across 23 facilities located in South America, North America, Europe and Asia. Over time, the integration of the two companies provides significant opportunities to realize synergies and develop the Nextida portfolio of products, delivering targeted health benefits and providing a significant opportunity to increase earnings.

“By working with Tessenderlo Group over the last several months, we have developed a great opportunity that will allow us to establish a new company that provides a strong platform for accelerated product development and growth,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients. “Collagen has represented the fastest-growing area of Darling Ingredients’ food segment business over the past several years, and with the addition of PB Leiner’s people, assets and products, we are well positioned to increase scale and focus in this rapidly growing segment.”

Luc Tack, Chief Executive Officer, Tessenderlo Group, added, “With this combination, we will have the best new ownership possible. We will benefit from each other by sharing technology expertise and providing a complementary offering for our global customer base. This includes many in-demand products, such as gelatin and collagen peptides.”

The integration of these businesses provides further infrastructure and geographical reach to meet the growing demand for collagen products, minimizing the need for additional infrastructure investment, while realizing significant synergies through commercial and logistical optimization and operational efficiencies.

Pending regulatory approvals, the transaction is expected to close in 2026.

This strategic partnership is expected to create new opportunities for growth, while expanding options to enhance shareholder value.

Darling Ingredients will host a conference call and webcast for investors at 9 a.m. Eastern Time (8 a.m. Central Time) today, May 12, 2025, to discuss this announcement. Prior to the call, a presentation will be available at darlingii.com/nextida.

To access the call as a listener, please register for the audio-only webcast.

To join the call as a participant to ask a question, please register in advance to receive a confirmation email with the dial-in number and PIN for immediate access on May 12 or call 833-470-1428 (United States) or 404-975-4839 (international) using access code 780865.

A replay of the call will be available online via the webcast registration link two hours after the call ends. A transcript will be posted at darlingii.com/nextida within 24 hours.

About Darling Ingredients

A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

About Tessenderlo Group

Tessenderlo Group is an industrial group that focuses on agriculture, valorizing bio-residuals, machinery, mechanical engineering, electronics, energy, and providing industrial solutions with a focus on water. With its headquarters in Belgium, the group is active in over 100 countries and has a global team of more than 7,000 employees.

Cautionary Statements Regarding Forward-Looking Information:

This release may contain “forward-looking statements,” which include information concerning the Company’s financial performance, plans, objectives, goals, strategies, future earnings, cash flow, performance and other information that is not historical information. When used in this release, the words “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These include factors which could preclude the Company from closing the proposed transaction or realizing the anticipated benefits of the proposed transaction. Other risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Darling Ingredients Contacts

Media:	Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com

Investors:	Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com